UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

August 18, 2005
Date of Report (Date of earliest event reported)

MECHANICAL TECHNOLOGY INCORPORATED
(Exact name of registrant as specified in its chapter)

NEW YORK	0-6890	14-1462255
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 NEW KARNER ROAD, ALBANY, NEW YORK 12205 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (518) 533-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1

Item 1.01. Entry into a Material Definitive Agreement

On August 18, 2005, certain officers of the Company received annual stock based compensation in the form of stock option grants, stock grants and restricted stock grants pursuant to the Company's stock incentive plans.

Effective August 18, 2005, Ms. Cynthia Scheuer, Vice President, Chief Financial Officer and Secretary of the Company has been granted options to purchase 40,000 shares of Company common stock which will vest ratably based upon the achievement of each goal established by the Company's Board of Directors.

Effective August 18, 2005, Mr. Steven Fischer, Chairman and Chief Executive Officer of the Company has been granted 50,000 shares of Company common stock, 50,000 shares of Company restricted common stock which vests one year from the date of grant and options to purchase 125,000 shares of Company common stock which will vest ratably based upon the achievement of each goal established by the Company's Board of Directors. The Board of Directors also modified the termination provisions for all of Mr. Fischer's prior option grants. The modification will permit him to exercise his options after he terminates from service to the Company as an officer or member of the Board of Directors for a period of 5 years. The previous termination provision permitted the exercise for a period of time equal to the length of service on the Board of Directors but no longer than 5 years.

Additionally, effective August 18, 2005, Dale Church, a non-management member of the MTI Board of Directors since July 1, 2005 received annual stock based compensation for service as a Board member pursuant to the December 16, 2004 MTI Board of Directors Compensation Plan for Non-management Directors which became effective January 1, 2005. His compensation was in the form of options to purchase 20,000 shares of Company common stock.

All stock based compensation was granted on August 18, 2005 and was priced at $2.49 based on the closing price of the Company's stock on the NASDAQ National Market System on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
MECHANICAL TECHNOLOGY INCORPORATED

Date: August 24, 2005	By: /S/ CYNTHIA A. SCHEUER Name: Cynthia A. Scheuer
Title: Vice President, Chief Financial Officer and Secretary